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                                                                    Exhibit 16.1


December 31, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements under the caption "Change in Independent Auditors" made by ManTech International Corporation (the Company) (copy attached), which we understand will be filed with the Commission, pursuant to Item 304 of Regulation S-K, as part of the Company's Registration Statement on Form S-1 dated December 31, 2001. We agree with the statements concerning our Firm under such caption in the Form S-1.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


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Change in Independent Auditors

         In July 1999, we determined to change our independent auditors from PricewaterhouseCoopers LLP, to Deloitte & Touche LLP. In connection with PricewaterhouseCoopers LLP's audits of our financial statements for the years ended December 31, 1997 and 1998 and through July 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor any reportable events. The reports of PricewaterhouseCoopers LLP on the financial statements for the years ended December 31, 1997 and 1998 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The decision to change auditors was approved by our board of directors. We have provided PricewaterhouseCoopers LLP with a copy of the disclosure contained in this section of this prospectus.